Exhibit 99.1

G&L

REALTY CORP.

NEWS

RELEASE:	CONTACT:
Immediate	David Hamer 310-273-9930
E-mail: dhamer@glrealty.com

G&L REALTY CORP. ANNOUNCES RESTRUCTURING TRANSACTIONS

BEVERLY HILLS, California, September 24, 2004. G&L Realty Corp. (NYSE: GLRPRA and GLRPRB) announced today that it currently intends to complete the following transactions prior to the end of 2004: (i) the spin off to the holders of its Common Stock of its skilled nursing facilities and assisted care living facilities, (ii) the refinancing and redemption of the Company’s Series A preferred stock and Series B preferred stock, and (iii) the merger of the Company with and into a new company organized under the laws of the State of Nevada, which will be called G&L MOB Properties, Inc.

These transactions are intended (i) to allow G&L MOB Properties to focus on the operation of its medical office building assets, (ii) to reduce G&L MOB Properties’ cost of capital, and (iii) to allow G&L MOB Properties and its stockholders to enjoy the benefits of being organized under Nevada law.

It is currently estimated that the spin off will be in the form of a dividend to the Company’s common stockholders of assets with a net fair market value of approximately $7 million. However, the Company believes, based on independent appraisals of the current value of the Company and the value of the Company on a pro-forma basis after the spin off transaction, that the Company, as a going business, will have greater value after the spin off than it has currently. This is principally due to the higher valuation accorded to a company owning only medical office buildings, as compared to the valuation accorded to a company owning medical office buildings, skilled nursing facilities and assisted care living facilities, and the fact that a disproportionate amount of the Company’s general and administrative expense has historically been attributable to the management of the Company’s skilled nursing and assisted care living assets. The spin off will allow the Company to focus on its medical office building business and relieve the Company of the general and administrative expenses associated with the management of skilled nursing and assisted care living assets.

While no assurances can be given, the Company believes, based upon the advice of its financial advisor, that G&L MOB Properties should be able to finance preferred stock on a private basis and on terms that are substantially more favorable than the terms of the Company’s currently outstanding preferred stock. While the Board of Directors has not yet taken action to redeem the Company’s outstanding preferred stock, it is currently anticipated that it will do so before the end of this year.

G&L Realty Corp.

Corporate Headquarters:

439 North Bedford Drive, Beverly Hills, California 90210

Tel: 310-273-9930 Fax: 310-248-2222

Whether or not the refinancing is effected, the Company also intends to merge with and into G&L MOB Properties. It is not anticipated that the holders of the Company’s preferred stock will have any voting rights with respect to this merger transaction.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust currently specializing in the development, ownership, leasing and management of medical office buildings and the development, ownership and leasing of assisted living facilities and skilled nursing facilities.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “will,” “anticipate,” “contemplate” and “intend.” These statements represent the Company’s judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, include, but are not limited to, changes in the economy generally and in the level of interest rates specifically, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing in the securities market and governmental policies and regulations.

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G&L Realty Corp.

Corporate Headquarters:

439 North Bedford Drive, Beverly Hills, California 90210

Tel: 310-273-9930 Fax: 310-248-2222